Protext Mobility Enters into $7.5m Equity Purchase Agreement with Eclipse Advisors, LLC, an
Affiliate of Institutional Investor Central Park Financial

SYOSSET, N.Y.-- Protext Mobility, Inc. (OTCBB:TXTM), a developer of innovative messaging applications and trusted mobile solutions, today announced that the Company has secured a funding commitment from Eclipse Advisors, LLC (“Eclipse Advisors”), an affiliate of Central Park Financial, a N.Y. based institutional investor.

Under the agreement, subject to various conditions and certain limitations, Eclipse Advisors has committed to invest up to $7.5 million in the Company's common stock in amounts of up to $250,000. The Company, at its sole discretion, will have the right, but no obligation, to sell shares to Eclipse Advisors from time to time over a 24-month period. The purchase agreement may be terminated by the Company at any time.

Peter Charles, COO of the Company commented, “We are pleased to have secured this funding commitment that is designed to provide the Company with a flexible and attractive funding vehicle.  With our core technology now in place, the Company anticipates a primary focus and use of capital being directed towards distribution and marketing initiatives. In conclusion, Mr. Barry Paterson, Private Equity Manager and CEO at Central Park Financial, added:  "We are very excited to be working with Protext Mobility and look forward to providing them with the necessary capital and support to execute their business plan and to achieve their full potential in the coming years.”

Protext Mobility will be filing a registration statement with the U.S. Securities and Exchange Commission covering the sale of any shares that may be issued to Eclipse Advisors under the agreement. No placement agent or underwriting fees are payable in connection with this transaction.

About Protext Mobility, Inc.

Protext Mobility develops innovative messaging applications and trusted solutions for the mobile communications market. Our lead offering, a premium service for mobile devices, provides parents a solution to help manage their children’s mobile communications activities.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements contained in this press release include, statements regarding our anticipated use of capital.  All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the risk that we may not meet the conditions for use of the equity line and will be unable to receive any funding from the equity line , that our financing needs and use of proceeds may vary from those specified and the risk factors discussed in the Business and Management’s Discussion and Analysis sections  in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings are available at www.sec.gov.

Contact:

Protext Mobility, Inc.
Peter Charles, 516-802-0223
Chief Operating Officer